CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE

PREFERRED STOCK

OF

UNITED ARTISTS THEATRE COMPANY

(Pursuant to Section 151 of the

Delaware General Corporation Law)

          United Artists Theatre Company, a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Restated Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the "Preferred Stock"), to consist of 9,120,000 shares, par value $0.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation, as amended) as follows:

     Section 1  Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     "Conversion Date" shall have the meaning set forth in subparagraph 4(d) below.

     "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock, which price shall initially be $6.25 per share, subject to adjustment in accordance with the provisions of paragraph 4 below.

     "Current Market Price" shall have the meaning set forth in subparagraph 4(g) below.

     "Issue Date" shall mean the date that shares of Preferred Stock are first issued by the Corporation.

     "Junior Stock" shall mean, for purposes of paragraphs 3 and 6 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     "Parity Stock" shall mean, for purposes of paragraphs 3 and 6 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Preferred Stock.

     "Senior Stock" shall mean, for purposes of paragraphs 3 and 6 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

     Section 2  Dividends.  The holders of Preferred Stock shall not be entitled to receive cash dividends.

     Section 3  Distributions Upon Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Preferred Stock shall be entitled to be paid an amount equal to $6.25 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) in respect of all outstanding shares of Preferred Stock as of the date of such liquidation or dissolution or such other winding up and no more, in cash, or if the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled in cash, in property taken at its fair value as determined by an appraisal conducted by an independent appraisal firm of recognized national standing selected by the Board of Directors, or in cash and property, at the election of the Board of Directors.  If such payment shall have been made in full to the holders of the Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities.  If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the consolidation or merger of the Corporation into or with another corporation or corporations, or other business entity, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations, or other business entity, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

     Section 4  Conversion Rights.  The Preferred Stock shall be convertible into Common Stock as follows:

               Optional Conversion.  Subject to and upon compliance with the provisions of this paragraph 4, the holder of any shares of Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.
               Automatic Conversion.  Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Common Stock for the account of the Corporation in which the aggregate gross proceeds received by the Corporation equals or exceeds $20,000,000 and in which the public offering price per share equals or exceeds the Conversion Price in effect immediately prior to the closing of such public offering.
               Conversion Price.  Each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $6.25, by (ii) the Conversion Price in effect on the Conversion Date.  The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Preferred Stock shall be $6.25.  The Conversion Price shall be subject to adjustment as set forth in subparagraph 4(f).  No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.
               Mechanics of Conversion.  The holder of any shares of Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted.  Upon the occurrence of the event specified in subparagraph (b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in subparagraph 4(b), as the case may be, and such date is referred to herein as the "Conversion Date."  Subject to the provisions of subparagraph 4(f)(vii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to subparagraph 4(b)) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(e).  Subject to the provisions of subparagraph 4(f)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.  Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
               Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock.  If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.
               Conversion Price Adjustments.  The Conversion Price shall be subject to adjustment from time to time as follows:
          Common Stock Issued at Less Than the Conversion Price.  If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.
                   For the purposes of any adjustment of the Conversion Price pursuant to clause (i), the following provisions shall be applicable:

(A)     Cash.  In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, fees, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(B)     Consideration Other Than Cash.  In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by an appraisal conducted by an independent appraisal firm of recognized national standing selected by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by such appraisal firm shall not, for purposes hereof, exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C)     Options and Convertible Securities.  In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1)     the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

               the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in sub-clauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3)     on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4)     on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5)     if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; provided, however, that no increase in the Conversion Price shall be made pursuant to subclauses (1) or (2) of this subclause (C).

              Excluded Stock. "Excluded Stock" shall mean shares of Common Stock issued (or, pursuant to 4(f)(i)(C), deemed to be issued) (i) upon conversion of shares of Preferred Stock; (ii) to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors, including without limitation upon the exercise of options; or (iii) as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 4(f)(iii).
              Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he, she or it would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date.  Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.
              Other Distributions.  In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporations or any Subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(f)(iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 4(f)(i) above), then and in each such case, the holders of Preferred Stock shall receive, at the time of distribution, the same distribution that they would have received had their Preferred Stock been converted into Common Stock immediately prior to the date of such event.
              Consolidation, Merger, Sale, Lease or Conveyance.  In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.
              Rounding of Calculations; Minimum Adjustment.  All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.  Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.
              Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this subparagraph (f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
          Current Market Price.  The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 20 consecutive trading days ending no more than 10 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 20 business day period).  The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.  If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by an appraisal conducted by an independent appraisal firm of recognized national standing selected by the Board of Directors, irrespective of any accounting treatment.
          Statement Regarding Adjustments.  Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(f), the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock and of Common Stock at its address appearing on the Corporation's records.  Each such statement shall be signed by the Corporation's independent public accountants, if applicable.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(i).
          Notice to Holders.  In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 4(f), the Corporation shall give notice to each holder of shares of Preferred Stock and Common Stock, in the manner set forth in subparagraph 4(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
          Treasury Stock.  For the purposes of this paragraph 4, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.
          Costs.  The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.
          Reservation of Shares.  The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.
          Approvals.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.  If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.
          Valid Issuance.  All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

     Section 5  Voting Rights.

          In addition to the special voting rights provided in subparagraph 5(b) below and by applicable law, the holders of shares of Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of paragraph 4 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.  In all cases where the holders of shares of Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.
          Without the consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not (A) increase the authorized amount of Preferred Stock; (B) create any other class of Parity Stock or Senior Stock or increase the authorized amount of any such other class; (C) amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate so as to adversely affect the rights, preferences or privileges of the Preferred Stock or (D) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the Corporation may engage in a transaction under clause (D) if the stockholders of the Corporation immediately prior to such transaction hold at least 50% of the voting power of the surviving corporation in such transaction.

     Section 6  Covenants.  In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, will not:

          amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;
          authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Preferred Stock;
          reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock;
          pay or declare any dividend on any Junior Stock (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares and dividends not in excess of dividends paid to the Preferred Stock) while the Preferred Stock remains outstanding, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Stock, except from employees of the Corporation upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees; or
          materially change the principal business of the Corporation.

     Section 7  Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.  The shares of Preferred Stock shall have no preemptive or subscription rights.

     Section 8  Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     Section 9  Severability of Provisions.  If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     Section 10  Status of Reacquired Shares.  Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     Section 11  Waiver of Rights, Preferences or Privileges.  Any right, preference or privilege, including, but not limited to, a Conversion Price adjustment pursuant to Section 4(f) herein, of the Preferred Stock may be waived in writing by a majority of the outstanding shares of the Preferred Stock voting on an as-converted to Common Stock basis, and such waiver shall be binding on all holders of the Preferred Stock.

     Section 12  Amendments.  No provision of the terms of the Preferred Stock may be amended without the prior approval in writing of holders of the Preferred Stock holding a majority in interest of the Preferred Stock.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Gerald M. Grewe, this 2nd day of March, 2001.

By:

Name:	Gerald M. Grewe

Title:	Senior Vice President

Attested:

By:      Ralph E. Hardy

           Secretary

[Signature Page to Certificate of Designations

+of Series A Convertible Preferred Stock]